Exhibit 99.1

RenaissanceRe Reports Operating Income of $159.9 Million for the Second Quarter of 2008 or $2.50 Per Common Share

Net Income of $135.7 Million for the Second Quarter of 2008 or $2.13 Per Common Share

Annualized Operating Return on Equity of 23.4% and Annualized Return on Equity of 19.9%

Pembroke, Bermuda, July 29, 2008 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported $159.9 million in second quarter operating income available to common shareholders compared to $194.7 million in the second quarter of 2007. Operating income excludes net realized investment losses of $24.2 million and $11.6 million in the second quarters of 2008 and 2007, respectively. Operating income per diluted common share was $2.50 in the second quarter of 2008, compared to $2.69 in the second quarter of 2007. Net income available to common shareholders was $135.7 million or $2.13 per diluted common share in the quarter, compared to net income available to common shareholders of $183.2 million or $2.53 per diluted common share for the same quarter of 2007.

The Company reported an annualized operating return on average common equity of 23.4% and an annualized return on average common equity of 19.9% in the second quarter of 2008, compared to 28.5% and 26.8%, respectively, in the second quarter of 2007. Tangible book value per common share increased to $42.14 at June 30, 2008, a 0.2% increase in the second quarter of 2008, compared to a 6.0% increase in the second quarter of 2007. Book value per common share increased to $43.32 at June 30, 2008, a 2.8% increase in the second quarter of 2008, compared to a 5.9% increase in the second quarter of 2007.

Neill A. Currie, CEO, commented: “I am pleased to report another solid quarter with an annualized operating ROE of over 23%. We generated strong underwriting profits and had a successful June 1st renewal season. We are pleased with our portfolio of risks, despite softening market conditions and a challenging investment environment.”

Mr. Currie added: “Our ability to produce an attractive portfolio of business in this market is a testament to our position as a market leader with strong client and broker relationships. We continue to strengthen our franchise by investing in our people, risk management capabilities and underwriting tools. During the quarter we added to our business capabilities, with the addition of Agro National LLC, a managing general underwriter of multi-peril crop insurance, and Claims Management Services, Inc., a third party claims administrator. As we maintain our strong underwriting discipline in a difficult market, we continue to lay the groundwork for future opportunities.”

SECOND QUARTER 2008 RESULTS

Underwriting Results

Gross premiums written for the second quarter of 2008 were $807.6 million, a $38.3 million decrease from the second quarter of 2007. The decrease in gross premiums written in the second quarter of 2008, compared to the second quarter of 2007, was primarily due to a $118.4 million decrease in gross premiums written in the Company’s Reinsurance segment and partially offset by a $76.5 million increase in gross premiums written within the Company’s Individual Risk segment, as described in more detail below. The Company generated $175.2 million of underwriting income and had a combined ratio of 53.5% in the second quarter of 2008, compared to $133.6 million of underwriting income and a 62.7% combined ratio in the second quarter of 2007. The Company’s underwriting results for the second quarter of 2008 were driven by a combination of higher net premiums earned and lower net claims and claim expenses incurred. The Company experienced $49.6 million of favorable development on prior year reserves in the second quarter of 2008, compared to $59.1 million of favorable development in the second quarter of 2007. The favorable development is primarily due to lower than expected claims emergence in both the Company’s Reinsurance and Individual Risk segments.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $118.4 million, or 19.5%, to $487.8 million in the second quarter of 2008, compared to the second quarter of 2007. The Company’s managed catastrophe premiums decreased $47.3 million, or 8.7%, from the second quarter of 2007 and the Company’s specialty reinsurance premiums decreased $70.3 million, or 75.2%, from the second quarter of 2007. The decrease in the Company’s managed catastrophe premiums was primarily due to softening market conditions which resulted in lower premium rates on business written during the quarter. The decrease in the Company’s specialty reinsurance premiums was principally driven by the impact of one large catastrophe exposed personal lines quota share contract which generated $2.6 million in gross premiums written in the second quarter of 2008 compared to $75.4 million in the second quarter of 2007, a decrease of $72.8 million. The second quarter of 2007 benefited from the assumed portfolio transfer in of this contract for the 2007 underwriting year which increased gross premiums written in that quarter while the second quarter of 2008 was impacted by the portfolio transfer out of the 2007 contract, followed by an assumed portfolio transfer in of the 2008 contract on a lower premium base.

The Reinsurance segment generated $157.9 million of underwriting income and had a combined ratio of 30.2% in the second quarter of 2008, compared to $121.1 million of underwriting income and a combined ratio of 46.5% in the second quarter of 2007. The increase in underwriting income in the second quarter of 2008 was primarily due to a comparably low level of insured catastrophe events occurring compared to the second quarter of 2007 where the Company experienced $53.0 million of net claims and claim expenses associated with the flooding that occurred in the United Kingdom. The Reinsurance segment experienced $37.7 million of favorable development on prior year reserves in the second quarter of 2008, compared to $49.7 million of favorable development in the second quarter of 2007. The favorable development in the second quarters of 2008 and 2007 was the result of lower than expected claims emergence in the Company’s catastrophe and specialty reinsurance units.

Individual Risk

Gross premiums written for the Company’s Individual Risk segment increased $76.5 million, or 32.1%, to $314.8 million in the second quarter of 2008, compared to $238.4 million in the second quarter of 2007. The increase in gross premiums written was primarily due to the Company’s multi-peril crop insurance line of business which increased $86.4 million in the second quarter of 2008, principally due to higher agricultural commodity prices in the second quarter of 2008 compared to the second quarter of 2007, which resulted in higher premiums written for this business. The increase in the Company’s multi-peril crop insurance business was partially offset by decreases in the Company’s commercial multi-line and commercial property business, respectively, as a result of the Company maintaining its underwriting discipline due to the overall softening of market conditions with respect to premium rates.

The Individual Risk segment generated $17.4 million of underwriting income in the second quarter of 2008, compared to $12.5 million in the second quarter of 2007, an increase of $4.9 million. In the second quarter of 2008, the Individual Risk segment generated a net claims and claim expenses ratio of 62.6%, an underwriting expense ratio of 25.9% and a combined ratio of 88.5%, compared to 57.7%, 33.0% and 90.7%, respectively, in the second quarter of 2007. The improved underwriting performance was primarily due to an increase in net premiums earned, principally due to the Company’s multi-peril crop insurance business, and a decrease in underwriting expenses, offset by an increase in net claims and claim expenses incurred. The decrease in the underwriting expense ratio and increase in the net claims and claim expense ratio was principally driven by an increase in the proportion of net premiums earned from the Company’s multi-peril crop insurance, compared to the Company’s other lines of business, as the multi-peril crop insurance line of business currently has a lower net acquisition expense ratio and higher net claims and claim expense ratio than the other lines of business within Individual Risk. The 5.7 percentage point increase in the current accident year net claims and claim expenses ratio also reflects a modest increase in the ultimate loss ratio for the multi-peril crop insurance business, compared to the same period of 2007, due to weather-related crop losses during the quarter such as flooding and hail storms in the Midwest portion of the U.S. and drought conditions in portions of Texas. Our Individual Risk prior year reserves experienced $11.8 million of favorable development in the second quarter of 2008 compared to $9.5 million of favorable development in the second quarter of 2007, primarily as a result of lower than expected reported claims on prior year reserves.

Other Items

•

Net investment income for the second quarter of 2008 was $38.7 million, compared to $118.1 million for the same quarter in 2007, a decrease of $79.5 million, as a result of lower returns in the Company’s investment portfolio. Net investment income from fixed maturity investments available for sale remained relatively stable at $46.3 million in the second quarter of 2008 compared to $47.7 million in the second quarter of 2007. Net investment income from the Company’s other investments generated a net investment loss of $17.5 million in the second quarter of 2008 compared with $41.6 million of net investment income in the second quarter of 2007, a decrease of $59.1 million. Included in the net investment loss from other investments is a $29.4 million loss from hedge funds and private equity investments in the second quarter of 2008 compared to $35.2 million of net investment income in the second quarter of 2007, a decrease of $64.6 million. Net investment income from short term investments decreased $16.3 million in the second quarter of 2008 to $12.1 million from $28.3 million in the second quarter of 2007, principally due to a decrease in the average balances of short term investments and a decrease in short term interest rates.

•

Net realized losses on investments totaled $24.2 million in the second quarter of 2008 and includes $26.6 million of other than temporary impairment charges on the Company’s fixed maturity investments available for sale, compared to net realized investment losses and other than temporary impairment charges of $11.6 million and $12.1 million, respectively, in the second quarter of 2007. None of the other than temporary impairment charges were credit-related and the Company had no fixed maturity investments available for sale in an unrealized loss position at June 30, 2008.

•	The Company’s cash flows from operations were $100.1 million for the second quarter of 2008, compared to $190.7 million for the second quarter of 2007.

•

During the second quarter of 2008, the Company repurchased approximately 2.2 million common shares in open market transactions at an aggregate cost of $113.0 million and at an average share price of $52.12.

•

During the second quarter of 2008, goodwill and other intangible assets increased by $68.6 million to $74.2 million at June 30, 2008 due to the acquisition of substantially all the net assets of Agro National LLC, a managing general underwriter of multi-peril crop insurance, and Claims Management Services, Inc., a third party claims administrator.

This press release includes certain non-GAAP financial measures including “operating income”, “operating income per common share – diluted”, “operating return on average common equity – annualized”, “managed catastrophe premium” and “tangible book value per common share plus accumulated dividends”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the Investor Information – Financial Reports – Financial Supplements section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, July 30, 2008 at 9:30 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the Investor Section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this news release contain information about the Company’s future business prospects. These statements may be considered “forward-looking.” These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 and its quarterly report on Form 10-Q for the quarter ending March 31, 2008.

INVESTOR CONTACT:	MEDIA CONTACT:
Fred R. Donner	David Lilly or Dawn Dover
Chief Financial Officer and Executive Vice President	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

For the three and six months ended June 30, 2008 and 2007

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenues
Gross premiums written	$807,575	$845,860	$1,334,613	$1,478,589

Net premiums written	$614,022	$609,842	$1,017,138	$1,180,869
Increase in unearned premiums	(237,449)	(251,388)	(331,651)	(459,797)

Net premiums earned	376,573	358,454	685,487	721,072
Net investment income	38,685	118,140	91,188	226,155
Net foreign exchange (losses) gains	(231)	(373)	4,705	4,794
Equity in earnings of other ventures	4,872	9,675	11,122	20,376
Other (loss) income	(24)	(5,498)	7,988	(7,701)
Net realized losses on investments	(24,161)	(11,566)	(34,831)	(7,481)

Total revenues	395,714	468,832	765,659	957,215

Expenses
Net claims and claim expenses incurred	114,217	138,854	196,373	284,846
Acquisition expenses	53,613	59,509	100,041	123,238
Operational expenses	33,494	26,527	63,607	55,051
Corporate expenses	7,111	4,927	15,814	11,931
Interest expense	5,937	7,195	12,741	19,174

Total expenses	214,372	237,012	388,576	494,240

Income before minority interest and taxes	181,342	231,820	377,083	462,975
Minority interest—DaVinciRe	(41,341)	(37,399)	(81,656)	(66,506)

Income before taxes	140,001	194,421	295,427	396,469
Income tax benefit (expense)	6,295	(680)	(1,391)	(787)

Net income	146,296	193,741	294,036	395,682
Dividends on preference shares	(10,575)	(10,575)	(21,150)	(21,711)

Net income available to common shareholders	$135,721	$183,166	$272,886	$373,971

Operating income available to common shareholders per Common Share—diluted (1)	$2.50	$2.69	$4.71	$5.26

Net income available to common shareholders per Common Share—basic	$2.16	$2.57	$4.25	$5.25
Net income available to common shareholders per Common Share—diluted	$2.13	$2.53	$4.18	$5.16

Average shares outstanding—basic	62,921	71,259	64,224	71,270
Average shares outstanding—diluted	63,878	72,430	65,340	72,472

Net claims and claim expense ratio	30.3%	38.7%	28.6%	39.5%
Underwriting expense ratio	23.2%	24.0%	23.9%	24.7%

Combined ratio	53.5%	62.7%	52.5%	64.2%

Operating return on average common equity—annualized (1)	23.4%	28.5%	22.3%	28.8%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	June 30, 2008	December 31, 2007
	(Unaudited)	(Audited)
Assets
Fixed maturity investments available for sale, at fair value	$3,775,345	$3,914,363
Short term investments, at fair value	1,400,884	1,821,549
Other investments, at fair value	927,247	807,864
Investments in other ventures, under equity method	104,438	90,572

Total investments	6,207,914	6,634,348
Cash and cash equivalents	262,951	330,226
Premiums receivable	965,955	475,075
Ceded reinsurance balances	206,888	107,916
Losses recoverable	191,789	183,275
Accrued investment income	32,976	39,084
Deferred acquisition costs	134,319	104,212
Receivable for investments sold	209,320	144,037
Other secured assets	107,025	90,488
Other assets	156,970	171,457
Goodwill and other intangibles	74,169	6,237

Total assets	$8,550,276	$8,286,355

Liabilities, Minority Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$2,009,803	$2,028,496
Reserve for unearned premiums	993,959	563,336
Debt	450,000	451,951
Reinsurance balances payable	408,775	275,430
Payable for investments purchased	247,482	422,974
Other secured liabilities	106,420	88,920
Other liabilities	165,905	162,294

Total liabilities	4,382,344	3,993,401

Minority interest—DaVinciRe	794,499	815,451

Shareholders’ Equity
Preference shares	650,000	650,000
Common shares	62,862	68,920
Additional paid-in capital	—	107,867
Accumulated other comprehensive income	35,562	44,719
Retained earnings	2,625,009	2,605,997

Total shareholders’ equity	3,373,433	3,477,503

Total liabilities, minority interest and shareholders’ equity	$8,550,276	$8,286,355

Book value per common share (unaudited)	$43.32	$41.03

Common shares outstanding	62,862	68,920

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data - Segment Information

(in thousands of United States Dollars)

(Unaudited)

	Three months ended June 30, 2008
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$487,793	$314,845	$4,937	$—	$807,575

Net premiums written	$353,187	$260,835		—	$614,022

Net premiums earned	$226,286	$150,287		—	$376,573
Net claims and claim expenses incurred	20,120	94,097		—	114,217
Acquisition expenses	25,511	28,102		—	53,613
Operational expenses	22,756	10,738		—	33,494

Underwriting income	$157,899	$17,350		—	175,249

Net investment income				38,685	38,685
Equity in earnings of other ventures				4,872	4,872
Other loss				(24)	(24)
Interest and preference share dividends				(16,512)	(16,512)
Minority interest - DaVinciRe				(41,341)	(41,341)
Other items, net				(1,047)	(1,047)
Net realized losses on investments				(24,161)	(24,161)

Net income available to common shareholders				$(39,528)	$135,721

Net claims and claim expenses incurred - current accident year	$57,861	$105,926			$163,787
Net claims and claim expenses incurred - prior accident years	(37,741)	(11,829)			(49,570)

Net claims and claim expenses incurred - total	$20,120	$94,097			$114,217

Net claims and claim expense ratio - current accident year	25.6%	70.5%			43.5%
Net claims and claim expense ratio - prior accident years	(16.7% )	(7.9% )			(13.2% )

Net claims and claim expense ratio - calendar year	8.9%	62.6%			30.3%
Underwriting expense ratio	21.3%	25.9%			23.2%

Combined ratio	30.2%	88.5%			53.5%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Three months ended June 30, 2007
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$606,215	$238,391	$1,254	$—	$845,860

Net premiums written	$428,355	$181,487		—	$609,842

Net premiums earned	$225,987	$132,467		—	$358,454
Net claims and claim expenses incurred	62,528	76,326		—	138,854
Acquisition expenses	25,927	33,582		—	59,509
Operational expenses	16,451	10,076		—	26,527

Underwriting income	$121,081	$12,483		—	133,564

Net investment income				118,140	118,140
Equity in earnings of other ventures				9,675	9,675
Other loss				(5,498)	(5,498)
Interest and preference share dividends				(17,770)	(17,770)
Minority interest - DaVinciRe				(37,399)	(37,399)
Other items, net				(5,980)	(5,980)
Net realized losses on investments				(11,566)	(11,566)

Net income available to common shareholders				$49,602	$183,166

Net claims and claim expenses incurred - current accident year	$112,208	$85,793			$198,001
Net claims and claim expenses incurred - prior accident years	(49,680)	(9,467)			(59,147)

Net claims and claim expenses incurred - total	$62,528	$76,326			$138,854

Net claims and claim expense ratio - current accident year	49.7%	64.8%			55.2%
Net claims and claim expense ratio - prior accident years	(22.0% )	(7.1% )			(16.5% )

Net claims and claim expense ratio - calendar year	27.7%	57.7%			38.7%
Underwriting expense ratio	18.8%	33.0%			24.0%

Combined ratio	46.5%	90.7%			62.7%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data—Segment Information (cont’d.)

(in thousands of United States Dollars)

(Unaudited)

	Six months ended June 30, 2008
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$931,521	$395,666	$7,426	$—	$1,334,613

Net premiums written	$696,107	$321,031		—	$1,017,138

Net premiums earned	$458,513	$226,974		—	$685,487
Net claims and claim expenses incurred	67,189	129,184		—	196,373
Acquisition expenses	44,026	56,015		—	100,041
Operational expenses	43,895	19,712		—	63,607

Underwriting income	$303,403	$22,063		—	325,466

Net investment income				91,188	91,188
Equity in earnings of other ventures				11,122	11,122
Other income				7,988	7,988
Interest and preference share dividends				(33,891)	(33,891)
Minority interest—DaVinciRe				(81,656)	(81,656)
Other items, net				(12,500)	(12,500)
Net realized losses on investments				(34,831)	(34,831)

Net income available to common shareholders				$(52,580)	$272,886

Net claims and claim expenses incurred—current accident year	$128,437	$162,591			$291,028
Net claims and claim expenses incurred—prior accident years	(61,248)	(33,407)			(94,655)

Net claims and claim expenses incurred—total	$67,189	$129,184			$196,373

Net claims and claim expense ratio—current accident year	28.0%	71.6%			42.5%
Net claims and claim expense ratio—prior accident years	(13.3)%	(14.7)%			(13.9)%

Net claims and claim expense ratio—calendar year	14.7%	56.9%			28.6%
Underwriting expense ratio	19.1%	33.4%			23.9%

Combined ratio	33.8%	90.3%			52.5%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Six months ended June 30, 2007
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$1,122,182	$361,707	$(5,300)	$—	$1,478,589

Net premiums written	$904,574	$276,295		—	$1,180,869

Net premiums earned	$480,766	$240,306		—	$721,072
Net claims and claim expenses incurred	154,655	130,191		—	284,846
Acquisition expenses	54,289	68,949		—	123,238
Operational expenses	34,642	20,409		—	55,051

Underwriting income	$237,180	$20,757		—	257,937

Net investment income				226,155	226,155
Equity in earnings of other ventures				20,376	20,376
Other loss				(7,701)	(7,701)
Interest and preference share dividends				(40,885)	(40,885)
Minority interest—DaVinciRe				(66,506)	(66,506)
Other items, net				(7,924)	(7,924)
Net realized losses on investments				(7,481)	(7,481)

Net income available to common shareholders				$116,034	$373,971

Net claims and claim expenses incurred—current accident year	$234,614	$156,452			$391,066
Net claims and claim expenses incurred—prior accident years	(79,959)	(26,261)			(106,220)

Net claims and claim expenses incurred—total	$154,655	$130,191			$284,846

Net claims and claim expense ratio—current accident year	48.8%	65.1%			54.2%
Net claims and claim expense ratio—prior accident years	(16.6)%	(10.9)%			(14.7)%

Net claims and claim expense ratio—calendar year	32.2%	54.2%			39.5%
Underwriting expense ratio	18.5%	37.2%			24.7%

Combined ratio	50.7%	91.4%			64.2%

(1) Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data—Gross Premiums Written Analysis

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Six months ended
Reinsurance Segment	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Renaissance catastrophe premiums	$291,317	$340,913	$516,285	$580,940
Renaissance specialty premiums	22,955	93,258	98,418	200,848

Total Renaissance premiums	314,272	434,171	614,703	781,788

DaVinci catastrophe premiums	173,349	171,915	312,527	330,852
DaVinci specialty premiums	172	129	4,291	9,542

Total DaVinci premiums	173,521	172,044	316,818	340,394

Total Reinsurance premiums	$487,793	$606,215	$931,521	$1,122,182

Total specialty premiums	$23,127	$93,387	$102,709	$210,390

Total catastrophe premiums	$464,666	$512,828	$828,812	$911,792
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (1)	24,042	26,822	55,663	63,725
Catastrophe premiums assumed from the Individual Risk segment	4,937	1,254	7,426	(5,300)

Total managed catastrophe premiums (2)	493,645	540,904	891,901	970,217

Managed premiums assumed for fully-collateralized joint ventures	(2,286)	(65,798)	(2,286)	(59,363)

Total managed catastrophe premiums, net of fully-collateralized joint ventures (2)	$491,359	$475,106	$889,615	$910,854

(1) Top Layer Re is accounted for under the equity method of accounting. (2) See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

	Three months ended		Six months ended
Individual Risk Segment	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Multi-peril crop	$203,077	$116,690	$208,449	$127,941
Commercial multi-line	31,699	44,435	63,083	92,325
Commercial property	60,830	75,013	91,683	117,518
Personal lines property	19,239	2,253	32,451	23,923

Total Individual Risk premiums	$314,845	$238,391	$395,666	$361,707

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income” as used herein differs from “net income available to common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on the Company’s investments. The Company’s management believes that “operating income” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s investment portfolio, which is not considered by management to be a relevant indicator of business operations. The Company also uses “operating income” to calculate “operating income per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income available to common shareholders to operating income available to common shareholders; 2) net income available to common shareholders per common share – diluted to operating income available to common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended		Six months ended
(in thousands of United States dollars, except for per share amounts)	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net income available to common shareholders	$135,721	$183,166	$272,886	$373,971
Adjustment for net realized losses on investments	24,161	11,566	34,831	7,481

Operating income available to common shareholders	$159,882	$194,732	$307,717	$381,452

Net income available to common shareholders per common share—diluted	$2.13	$2.53	$4.18	$5.16
Adjustment for net realized losses on investments	0.37	0.16	0.53	0.10

Operating income available to common shareholders per common share—diluted	$2.50	$2.69	$4.71	$5.26

Return on average common equity—annualized	19.9%	26.8%	19.8%	28.2%
Adjustment for net realized losses on investments	3.5%	1.7%	2.5%	0.6%

Operating return on average common equity—annualized	23.4%	28.5%	22.3%	28.8%

The Company has also included in this Press Release “managed catastrophe premiums” and “managed catastrophe premiums, net of fully-collateralized joint ventures.” “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures. “Managed catastrophe premiums” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting. “Managed catastrophe premiums, net of fully-collateralized joint ventures” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to: 1) the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting; and 2) the deduction of catastrophe premiums that are written by the Company and ceded directly to the Company’s fully-collateralized joint ventures which include Starbound Reinsurance Ltd., Starbound Reinsurance II Ltd. and Timicuan Reinsurance Ltd. The Company’s management believes “managed catastrophe premiums” is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures. The Company believes “managed catastrophe premiums, net of fully-collateralized joint ventures” is also a useful measure to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures, net of catastrophe premiums written directly on behalf of the Company’s fully-collateralized joint ventures.

The Company has also included in this Press Release “tangible book value per common share plus accumulated dividends”. This is defined as book value per common share excluding goodwill and other intangibles, plus accumulated dividends. “Tangible book value per common share plus accumulated dividends” differs from book value per common share, which the Company believes is the most directly comparable GAAP measure, due to the exclusion of goodwill and other intangibles and the inclusion of accumulated dividends. The following is a reconciliation of book value per common share to tangible book value per common share plus accumulated dividends:

	At
	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007	June 30, 2007
Book value per common share	$43.32	$42.14	$41.03	$40.53	$38.88
Adjustment for goodwill and intangible assets	(1.18)	(0.09)	(0.09)	(0.09)	(0.09)

Tangible book value per common share	$42.14	$42.05	$40.94	$40.44	$38.79
Adjustment for accumulated dividends	7.46	7.23	7.00	6.78	6.56

Tangible book value per common share plus accumulated dividends	$49.60	$49.28	$47.94	$47.22	$45.35